Exhibit 99.1

Manitex International, Inc. Reports First Quarter 2013 Results

Revenues Increase 39% to a Record $60 Million

Net Income Increases 53% to $1.9 Million, or $0.16 in EPS

Bridgeview, IL, May 8th, 2013 — Manitex International, Inc. (Nasdaq: MNTX), a leading provider of engineered lifting solutions including boom truck and rough terrain cranes, rough terrain forklifts, special mission oriented vehicles, container handling equipment and specialized engineered trailers today announced first quarter 2013 results.

First Quarter 2013 Financial Highlights:

•	Net revenues rose 39% to a record $59.6 million, compared to the prior year’s quarter of $42.8 million and 5.4% compared to the fourth quarter 2012 revenues of $56.5 million.

•	Net income of $1.9 million, or $0.16 in EPS (earning per share) increased 53% compared to $1.3 million and $0.11 per share for the prior year’s quarter.

•	EBITDA (1) for the first quarter 2013 increased 22% to $4.1 million, equal to 6.9% of sales, compared to $3.4 million and 7.9% of sales for the same period in 2012.

•	Consolidated backlog at March 31, 2013 was $107.8 million.

Chairman and Chief Executive Officer, David Langevin, commented, “Our first quarter results were in line with our expectations with sales continuing to show dramatic growth over last year’s levels and modestly compared to the previous quarter. While we did experience some temporary margin pressure in the quarter, primarily a result of manufacturing efficiencies related to start-up of new product and product sales mix, we expect these issues to mitigate during the second quarter with margins subsequently recovering to normalized levels. Further, we are very excited about our latest product introduction, namely, the Manitex TC 700 which is potentially a game-changer for the Company, putting us firmly into a heavier truck crane category at a lower price point. Our expectation is that this product line has the potential to achieve similar success as did our 50 ton crane introduction of several years ago that now represents approximately 20% of total sales or $40 million.”

First quarter 2013 revenues of $59.6 million increased $16.7 million or 39% from the first quarter of 2012 resulting from production increases at several facilities implemented in response to the higher levels of demand experienced over the past twelve months. Approximately 60% of the increase was driven by Manitex boom truck product with much of the balance from the material handling operations of Liftking and CVS. Boom trucks in the lower tonnage capacities contributed significantly to the increase in revenues in response to improved commercial construction activity which utilizes the lower capacity less specialized cranes, and the specific manufacturing output increases implemented at our Badger Equipment facility to support this market. Improved commercial activity was also responsible for the improvement in material handling revenues Parts sales as a percentage of revenue for the quarter were approximately 33% lower than the prior year quarter due to the increase in new product revenues, but were also marginally reduced on a dollar basis.

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Gross profit of $10.2 million was equal to 17.2% of sales compared to 20.0% for the first quarter of 2012. The reduction in gross margin percent was generated by an increase in the mix of lower capacity cranes and chassis, a lower percentage of higher margin parts sales and a short term increase in manufacturing expense arising from start-up inefficiencies from the introduction of new products. Parts sales are anticipated to return in line with their historical levels over time as the recent rapid increase in new equipment sales become increasingly deployed and utilized. Start-up inefficiencies are expected to be resolved in the near term as new product configurations are better assimilated into the standardized production process.

Net income for the first quarter of 2013 of $1.9 million or $0.16 per share was an increase of $0.7 million, (52.7%) or $0.05 per share, over the first quarter of 2012. A $16.7 million, (39%), improvement in revenue compared to the first quarter of 2012 resulted in a gross profit increase of $1.7 million which was offset by additional operating expenses, other expense and tax of $1.0 million. Operating expense was $0.9 million higher in the first quarter of 2013 of which R&D expenditures accounted for $0.1 million of the increase as new product development activities were initiated to bring new products to market. Increased selling expenses of approximately $0.5 million were incurred from an expansion in the sales organization, commissions and other selling related costs, with employee related costs from additional staff and costs for Sarbanes Oxley comprising the balance.

Andrew Rooke, Manitex International President and Chief Operating Officer, commented, “An improving commercial market supported by the production increase initiatives we implemented helped us achieve record sales revenues for the quarter. These conditions helped to balance a recent softening in the energy markets we serve, but at a lower price point, and contributed to a reduction in backlog, which however, still remains very healthy at $108 million at the end of the quarter. Gross margin is expected to return to more normalized levels as the recent product introductions become fully integrated into the supply chain and production process and parts sales start to reflect the higher volume of equipment being deployed. Our commitment to cost control and higher efficiency remains a key objective, as evidenced in our SG&A, which as a percentage of sales, improved again in the first quarter 2013, declining to 10.4% from 12.6% in the first quarter of 2012. Our balance sheet position remains strong, with our debt to trailing twelve month EBITDA ratio of 2.8 times and interest coverage of 7.8 times, both ratios improving modestly from December 31, 2012.”

Outlook

Mr. Langevin continued, “Our macroeconomic view is largely unchanged from our last update, namely, that we anticipate a continuation of modest economic improvement overall with no growth in Europe. For Manitex, we would expect to see our business model to remain focused with 50% of our revenues coming from energy and 50% from general commercial markets. As demonstrated by our recent introduction of the Manitex TC 700 crane, we remain committed to introducing ground breaking products that offer significant sales upside and we intend to continue to pursue quality acquisitions which strategically fit our Company and can contribute materially to our bottom line performance.”

(1)

EBITDA and adjusted net income are non-GAAP (generally accepted accounting principles in the United States of America) financial measures. These measures may be different from non-GAAP financial measures used by other companies. We encourage investors to review the section below entitled “Non-GAAP Financial Measures.”

Conference Call:

Management will host a conference call at 4:30 p.m. Eastern Time today to discuss the results with the investment community. Anyone interested in participating should call 1-877-941-8416 if calling within the United States or 1-480-629-9808 if calling internationally. A replay will be available until May 15, 2013 which can be accessed by dialing 1-877-870-5176 if calling within the United States or 1-858-384-5517 if calling internationally. Please use passcode 4616382 to access the replay.

The call will also be accompanied by a webcast over the Internet with slides, which are also accessible at the Investor Relations section of the Company’s corporate website at www.manitexinternational.com.

About Manitex International, Inc.

Manitex International, Inc. is a leading provider of engineered lifting solutions including cranes, reach stackers and associated container handling equipment, rough terrain forklifts, indoor electric forklifts and special mission oriented vehicles, including parts support.

Our Manitex subsidiary manufactures and markets a comprehensive line of boom trucks and sign cranes through a national and international dealership network. Our boom trucks and crane products are primarily used in industrial projects, energy exploration and infrastructure development, including roads, bridges, and commercial construction. Additionally, Badger Equipment Company, a subsidiary located in Winona, Minnesota, manufactures specialized rough terrain cranes and material handling products. Badger primarily serves the needs of the construction, municipality, and railroad industries. Our Italian subsidiary, CVS Ferrari, srl, designs and manufactures a range of reach stackers and associated lifting equipment for the global container handling market, which is sold through a broad dealer network. Our Manitex Liftking subsidiary is a provider of material handling equipment including the Noble straight-mast rough terrain forklift product line, Lowry high capacity cushion tired forklift and Schaeff electric indoor forklifts as well as specialized carriers, heavy material handling transporters and steel mill equipment. Manitex Liftking’s rough terrain forklifts are used in both commercial and military applications. Our subsidiary, Manitex Load King located in Elk Point, South Dakota is a manufacturer of specialized engineered trailers and hauling systems, typically used for transporting heavy equipment.

Our Crane and Machinery division is a Chicago based distributor of cranes including Terex truck and rough terrain cranes, and our own Manitex product line. Crane and Machinery provides aftermarket service in its local market as well as being a leading distributor of OEM crane parts, supplying parts to customers throughout the United States and internationally. The division also provides a wide range of used lifting and construction equipment of various ages and conditions, and has the capability to refurbish the equipment to the customer’s specifications.

Forward-Looking Statement

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements regarding the Company’s expected results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Company Contact
Manitex International, Inc. David Langevin Chairman and Chief Executive Officer (708) 237-2060 djlangevin@manitexinternational.com	Hayden IR Peter Seltzberg Investor Relations 646-415-8972 peter@haydenir.com

MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except for share and per share data)

	Three Months Ended March 31,
	2013	2012
	Unaudited	Unaudited
Net revenues	$59,566	$42,849
Cost of sales	49,330	34,273

Gross profit	10,236	8,576
Operating expenses
Research and development costs	812	670
Selling, general and administrative expenses	6,167	5,386

Total operating expenses	6,979	6,056

Operating income	3,257	2,520
Other income (expense)
Interest expense	(593)	(647)
Foreign currency transaction (loss) gain	(63)	14
Other (expense) income	(4)	8

Total other expense	(660)	(625)

Income before income taxes	2,597	1,895
Income tax	686	644

Net income	$1,911	$1,251

Earnings Per Share
Basic	$0.16	$0.11
Diluted	$0.16	$0.11
Weighted average common shares outstanding
Basic	12,275,759	11,683,306
Diluted	12,307,792	11,684,829

MANITEX INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	March 31, 2013	December 31, 2012
	Unaudited	Unaudited
ASSETS
Current assets
Cash	$2,120	$1,889
Trade receivables (net)	38,510	36,189
Accounts receivable finance	239	276
Other receivables	3,565	2,761
Inventory (net)	62,761	61,290
Deferred tax asset	1,166	1,166
Prepaid expense and other	2,082	1,206

Total current assets	110,443	104,777

Accounts receivable finance	253	307
Total fixed assets (net)	10,253	10,297
Intangible assets (net)	17,840	18,442
Deferred tax asset	2,258	2,259
Goodwill	15,259	15,283
Other long-term assets	121	139

Total assets	$156,427	$151,504

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable—short term	$8,245	$6,218
Revolving credit facilities	857	875
Current portion of capital lease obligations	1,063	1,040
Accounts payable	26,599	25,101
Accounts payable related parties	531	839
Accrued expenses	6,626	7,745
Other current liabilities	1,557	1,533

Total current liabilities	45,478	43,351

Long-term liabilities
Revolving term credit facilities	35,854	34,357
Deferred tax liability	4,270	4,269
Notes payable	2,371	2,648
Capital lease obligations	3,725	4,000
Deferred gain on sale of building	1,933	2,028
Other long-term liabilities	1,330	1,318

Total long-term liabilities	49,483	48,620

Total liabilities	94,961	91,971

Commitments and contingencies
Shareholders’ equity
Preferred Stock—Authorized 150,000 shares, no shares issued or outstanding at March 31, 2013 and December 31, 2012	—	—
Common Stock—no par value, authorized, 20,000,000 shares authorized issued and outstanding, 12,295,879 and 12,268,443 at March 31, 2013 and December 31, 2012, respectively	53,329	53,040
Paid in capital	1,180	1,098
Retained earnings	6,590	4,679
Accumulated other comprehensive income	367	716

Total shareholders’ equity	61,466	59,533

Total liabilities and shareholders’ equity	$156,427	$151,504

MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

	Three Months Ended March 31,
	2013	2012
	Unaudited	Unaudited
Cash flows from operating activities:
Net income	$1,911	$1,251
Adjustments to reconcile net income to cash used for operating activities:
Depreciation and amortization	864	870
Changes in allowances for doubtful accounts	(3)	(10)
Changes in inventory reserves	(60)	(23)
Deferred income taxes	1	690
Share based compensation	371	159
Reserves for uncertain tax provisions	12	2
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(3,320)	(6,624)
(Increase) decrease in accounts receivable finance	73	155
(Increase) decrease in inventory	(1,933)	(5,294)
(Increase) decrease in prepaid expenses	(883)	(606)
(Increase) decrease in other assets	18	(11)
Increase (decrease) in accounts payable	1,478	6,044
Increase (decrease) in accrued expense	(1,079)	1,128
Increase (decrease) in other current liabilities	48	42
Increase (decrease) in other long-term liabilities	—	(30)

Net cash used for operating activities	(2,502)	(2,257)

Cash flows from investing activities:
Proceeds from the sale of fixed assets	—	3
Purchase of property and equipment	(422)	(221)

Net cash used for investing activities	(422)	(218)

Cash flows from financing activities:
Borrowing on revolving term credit facilities	1,651	2,633
Net borrowings on working capital facilities	1,397	870
New borrowings—notes payable	809	731
Note payments	(268)	(1,268)
Payments on capital lease obligations	(252)	(153)

Net cash provided by financing activities	3,337	2,813

Net increase in cash and cash equivalents	413	338
Effect of exchange rate change on cash	(182)	114
Cash and cash equivalents at the beginning of the year	1,889	71

Cash and cash equivalents at end of period	$2,120	$523

Supplemental Information

In an effort to provide investors with additional information regarding the Company’s results, Manitex International refers to various non-GAAP (U.S. generally accepted accounting principles) financial measures which management believes provides useful information to investors. These measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures. Manitex International believes that this information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Manitex International uses these non–GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets.

The amounts described below are unaudited, are reported in thousands of U.S. dollars, and are as of or for the three month period ended March 31, 2013, unless otherwise indicated.

Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measure: “EBITDA” (earnings before interest, tax, depreciation and amortization). This non-GAAP term, as defined by the Company, may not be comparable to similarly titled measures used by other companies. EBITDA is not a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA should not be considered in isolation or as a substitute for net earnings, operating income and other consolidated earnings data prepared in accordance with GAAP or as a measure of our profitability. A reconciliation of net income to EBITDA is provided below.

The Company’s management believes that EBITDA and EBITDA as a percentage of sales represent key operating metrics for its business. Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) is a key indicator used by management to evaluate operating performance. While EBITDA is not intended to replace any presentation included in our consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, we believe this measure is useful to investors in assessing our capital expenditure and working capital requirements. This calculation may differ in method of calculation from similarly titled measures used by other companies. A reconciliation of EBITDA to GAAP financial measures for the three month period ended March 31, 2013 and 2012 is included with this press release below and with the Company’s related Form 8-K.

Reconciliation of GAAP Net Income to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (in thousands)

	Three Months Ended
	March 31, 2013	March 31, 2012
Net income	1,911	1,251
Income tax	686	644
Interest expense	593	647
Foreign currency transaction losses (gain)	63	(14)
Other (income) expense	4	(8)
Depreciation & Amortization	864	870
Earnings before interest, taxes, depreciation and amortization (EBITDA)	4,121	3,390
EBITDA % to sales	6.9%	7.9%

Backlog

Backlog is defined as purchase orders that have been received by the Company. The disclosure of backlog aids in the analysis the Company’s customers’ demand for product, as well as the ability of the Company to meet that demand. Backlog is not necessarily indicative of sales to be recognized in a specified future period.

	March 31, 2013	December 31, 2012
Backlog	$107,792	$130,352
3/31/2013 decrease v prior period		(17.3%)

Current Ratio is calculated by dividing current assets by current liabilities.

	March 31, 2013	December 31, 2012
Current Assets	$110,443	$104,777
Current Liabilities	45,478	43,351
Current Ratio	2.4	2.4

Days Sales Outstanding, (DSO), is calculated by taking the sum of net trade and related party receivables divided by annualized sales per day (sales for the quarter, multiplied by 4, and the sum divided by 365).

Days Payables Outstanding, (DPO), is calculated by taking the sum of net trade and related party payables divided by annualized cost of sales per day (cost of goods sold for the quarter, multiplied by 4, and the sum divided by 365).

Debt is calculated using the Condensed Consolidated Balance Sheet amounts for current and long term portion of long term debt, capital lease obligations, notes payable and lines of credit.

	March 31, 2013	December 31, 2012
Current portion of long term debt	$8,245	$6,218
Current portion of capital lease obligations	1,063	1,040
Revolving credit facilities	857	875
Revolving term credit facilities	35,854	34,357
Notes payable – long term	2,371	2,648
Capital lease obligations	3,725	4,000
Debt	$52,115	$49,138

Interest Cover is calculated by dividing EBITDA (Earnings before interest, tax, depreciation and amortization) for the trailing twelve month period (April 1, 2012 to March 31, 2013) by interest expense as reported in the Consolidated Statement of Income for the same period.

12 Month Period April 1, 2012 to March 31, 2013
EBITDA	$18,688
Interest Expense	2,403
Interest Cover Ratio	7.8

Inventory turns are calculated by multiplying cost of goods sold for the referenced three month period by 4 and dividing that figure by inventory as at the referenced period.

Manufacturing Expenses include manufacturing wages, salaries, fixed and variable overhead costs.

Operating Working Capital is calculated using the Consolidated Balance Sheet amounts for Trade receivables (net of allowance) plus other receivables, plus inventories, less Accounts payable. The Company considers excessive working capital as an inefficient use of resources, and seeks to minimize the level of investment without adversely impacting the ongoing operations of the business.

	March 31, 2013	December 31, 2012
Trade receivables (net)	$38,510	$36,189
Other receivables	3,565	2,761
Inventory (net)	62,761	61,290
Less: Accounts payable	27,130	25,940
Total Operating Working Capital	$77,706	$74,300
% of Trailing Three Month Annualized Net Sales	32.6%	32.9%

Trailing Twelve Months EBITDA is calculated by adding the reported EBITDA for the past 4 quarters.

Three Months Ended:	EBITDA
June 30, 2012	5,116
September 30, 2012	5,349
December 31, 2012	4,102
March 31, 2013	4,121
Trailing Twelve Months EBITDA	$18,688

Trailing Three Month Annualized Net Sales is calculated using the net sales for quarter, multiplied by four.

	Three Months Ended
	March 31, 2013	December 31, 2012
Net sales	$59,566	$56,524
Multiplied by 4	4	4
Trailing Three Month Annualized Net Sales	$238,264	$226,096

Working capital is calculated as total current assets less total current liabilities

	March 31, 2013	December 31, 2012
Total Current Assets	$110,443	$104,777
Less: Total Current Liabilities	45,478	43,351
Working Capital	$64,965	$61,426